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                                                                   MANORCARE
                                                                   News Release

FOR IMMEDIATE RELEASE

CONTACTS:
Manor Care
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail  gmeyers@hcr-manorcare.com
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                         IN HOME HEALTH MERGER COMPLETED

      TOLEDO, Ohio and MINNETONKA, Minnesota, December 28, 2000 - Manor Care, Inc. (NYSE:HCR) and In Home Health, Inc. (Nasdaq:IHHI) announced today the completion of the merger of In Home Health with a subsidiary of Manor Care. In Home Health's shareholders approved the merger at a special meeting held today. As a result of the merger, In Home Health became a wholly owned subsidiary of Manor Care and has been delisted from the Nasdaq National Market. Each shareholder of In Home Health (other than those affiliated with Manor Care) became eligible to receive $3.70 cash per share of In Home Health common stock.

      "Joining Manor Care and In Home Health creates a leading provider of home care and hospice services, with expected annual revenues of more than $200 million for these services in 2001," said Paul Ormond, Manor Care president and chief executive officer. "Our home health care now comprises nearly 80 offices, in 22 states. This geographic presence means we offer hospice services in more markets than any other hospice provider in the United States."

      Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company's 52,000 employees provide high quality care for residents and patients through a network of more than 425 long-term care centers, assisted living facilities and outpatient rehabilitation clinics. Additional services are provided through 38 home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Manor Care common shares are traded on the New York Stock Exchange under the ticker symbol HCR.

      In Home Health specializes in providing quality comprehensive health care services to clients of all ages in their homes. In Home Health provides these services through a network of 39 offices in 20 markets located in 15 states.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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